UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (date of earliest event reported): April 8, 2016
____________

SERVICENOW, INC.
(Exact name of registrant as specified in its charter)

____________

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2225 Lawson Lane
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

(408) 501-8550
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On April 8, 2016, ServiceNow, Inc. (the “Company”) and BMC Software, Inc. (“BMC”) entered into a confidential settlement agreement (the “BMC Settlement”) to resolve all patent-related litigation between the Company and BMC.  Under the BMC Settlement, the Company and BMC each provided a general release from all past claims, including claims related to infringement of all patents in dispute, and entered into a covenant not to sue for patent infringement for a specified term of years.

As previously announced on March 9, 2016, the Company and Hewlett Packard Enterprise (“HPE”) entered into a confidential settlement agreement (the “HPE Settlement”) to resolve all patent-related litigation between the Company and HPE.

The Company took total aggregate charges of $270 million for litigation settlement expenses in the quarter ended March 31, 2016.  The charges cover the fulfillment by the Company of all financial obligations under both the BMC and HPE Settlements with no remaining financial obligations under either settlement.

Item 2.02             Results of Operations and Financial Condition

As described more fully above, the Company took total aggregate charges of $270 million for litigation settlement expenses in the quarter ended March 31, 2016.  The charges cover the fulfillment by the Company of all financial obligations under both the BMC and HPE Settlements with no remaining financial obligations under either settlement.

The information set forth in this Item 2.02 of Form 8-K is being furnished and is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section.  The information contained herein is not incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ServiceNow, Inc.

Date: April 13, 2016	By:	/s/ Michael P. Scarpelli
Michael P. Scarpelli Chief Financial Officer